Exhibit 3.12

AGREEMENT OF LIMITED PARTNERSHIP

OF

SERVICEMASTER AVIATION SERVICES LIMITED PARTNERSHIP

March 10, 1994

AGREEMENT OF LIMITED PARTNERSHIP

OF

SERVICEMASTER AVIATION SERVICES LIMITED PARTNERSHIP

This Agreement of Limited Partnership is entered into as of March 10, 1994, by and between ServiceMaster Aviation Management Corporation, a Delaware corporation, as the general partner (“General Partner”), and ServiceMaster Management Services Limited Partnership, a Delaware limited partnership, as the limited partner (“Limited Partner”), of ServiceMaster Aviation Services Limited Partnership (the “Partnership”).

SECTION 1

Organizational Matters

1.1. Formation. The General Partner and the Limited Partner (together, “Partners”) form the Partnership as a limited partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (“Delaware Act”). Except as provided expressly herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Delaware Act. The partnership interest of any Partner shall be personal property for all purposes.

1.2. Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, ServiceMaster Aviation Services Limited Partnership. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any affiliate. The words “Limited Partnership” or the abbreviation “L.P.” shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time.

1.3. Registered Office; Principal Office. The address of the registered office of the Partnership in the State of Delaware shall be 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be One ServiceMaster Way, Downers Grove, IL 60515, or such other place as the General Partner may designate to the Partners, from time to time. The Partnership may maintain offices at such other place or places as the General Partner deems advisable.

1.4. Power of Attorney. (a) Each limited partner constitutes and appoints the General Partner with full power of substitution as his or its true and lawful agent and attorney-in-fact, with full power and authority in his or its name, place and stead, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices all certificates and other

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instruments and all amendments thereof which the General Partner deems reasonable and appropriate or necessary to form, qualify, or continue the qualification of the Partnership as a limited partnership (or as a partnership in which limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property.

1.5. Term. The Partnership shall commence upon the filing of the Certificate of Limited Partnership of the Partnership in accordance with the Delaware Act and shall continue in existence until the close of Partnership business on March 9, 2040, or until the earlier termination of the Partnership in accordance with the provisions of this Agreement.

1.6. Fiscal year. The fiscal year of the Partnership shall be the calendar year (“Fiscal Year”).

SECTION 2

Purpose

2.1. Purpose. The purpose and business of the Partnership shall be to carry any lawful business act or activity for which a partnership may be established pursuant to the Delaware Act, as amended.

SECTION 3

Capital Contributions

3.1. General Partner. The General Partner shall not be required to contribute to the capital of the Partnership except (a) as may be necessary to pay liabilities of the Partnership for which provision cannot otherwise be made through cash flow generated from operations of the Partnership or debt incurred in accordance with this Agreement, or (b) as otherwise expressly required pursuant to the provisions of this Agreement. The General Partner, at all times while serving in such capacity, will retain a percentage interest of one percent (1%) which shall entitle the General Partner to a one percent (1%) participation in the Partnership’s income, gains, losses, deductions and credits, but only for so long as the General Partner continues to serve in such capacity as a General Partner.

3.2. Limited Partner. The Limited Partner shall contribute to the Partnership cash in the amount of $1,000 and in consideration therefor, the Limited Partner shall receive a percentage interest in the partnership of ninety-nine percent (99%), which shall entitle the Limited Partner to a ninety-nine percent (99%) participation in the Partnership’s income, gains, losses, deductions, and credits, but only for so long as the Limited Partner continues to serve in such capacity as a Limited Partner

3.3. Capital Accounts. A separate capital account shall be maintained for each Partner in accordance with federal income tax accounting principles (“Capital Account”), maintained in accordance with Treasury Regulation Section 1.704-1(b).

3.4. Interest. No interest shall be paid by the Partnership on capital contributions or on balances in Partners’ Capital Accounts.

3.5. No Withdrawal. A Partner shall not be entitled to withdraw any part of his or its capital contribution or his or its Capital Account or to receive any distribution from the Partnership, except as provided in this Agreement.

3.6. Loans from Partners. Loans by a Partner to the Partnership shall not be considered capital contributions. If any Partner advances funds to the Partnership in excess of the amounts required hereunder to be contributed by it to the capital of the Partnership, then such advances shall not result in any increase in the amount of the Capital Account of such Partner. The amounts of any such advances shall be a debt of the Partnership to such Partner and shall be payable or collectible only out of the Partnership assets in accordance with the terms and conditions upon which such advances are made. All such advances shall be made on terms at least as favorable as the Partnership could bargain for at arm’s length with unrelated third party lenders.

SECTION 4

Allocations and Distributions

4.1. Determination of Profits and Losses. The profits and losses of the Partnership shall be determined for each Fiscal Year in accordance with the accrual method of accounting, in accordance with generally accepted accounting principles, within ninety (90) days after the end of such Fiscal Year. The terms “Profits” and “Losses” as used herein include each item of Partnership income, gain, loss, deduction and credit, as the case may be.

4.2. Allocation of Operating Profits and Losses. Except as otherwise provided herein, the Profits and Losses of the Partnership shall be allocated with respect to each Fiscal Year in proportion to each Partner’s respective percentage interest in the Partnership.

4.3. Deficit in Capital Account Balances. Upon dissolution and termination of the Partnership, the General Partner shall contribute to the capital of the Partnership an amount equal to the negative balances, if any, in the Partners’ Capital Accounts. Any amount contributed by a General Partner under this Section 4.3 shall be distributed according to the priorities set forth in this Agreement.

SECTION 5

Distributions of Net Cash Flow

5.1. Distribution of Net Cash Flow. The net cash flow of the Partnership shall be distributed to the Partners in proportion to their respective percentage interests.

SECTION 6

Management and Operation of Business

6.1. Management. The General Partner shall conduct, direct, and exercise full control over all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be vested exclusively in the General Partner, and no other Partner shall have any right of control or management power over the business and affairs of the Partnership.

6.2. Certificate of Limited Partnership.

6.2.1 Original Filing. The General Partner shall file a Certificate of Limited Partnership of the Partnership with the Secretary of State of the State of Delaware as required by the Delaware Act and shall cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification, and operation of a limited partnership (or a partnership in which a limited partner has limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business.

6.2.2 Amendments. To the extent that the General Partner in its sole discretion determines such action to be reasonable and necessary or appropriate and not in contravention of this Agreement, it shall file amendments to the Certificate of Limited Partnership and do all the things to maintain the Partnership as a limited partnership (or a partnership in which a limited partner has limited liability) under the laws of the State of Delaware or any other state in which the Partnership may elect to do business.

6.2.3 Omissions of Information. Subject to applicable law, the General Partner may omit from the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware and from any other certificates or documents filed in any other state in order to qualify the Partnership to do business therein, and from all amendments thereto, the name and address of the Limited Partner or any other limited partners that may be admitted to the Partnership and information relating to the capital contributions and share of profits and compensation of all limited partners.

6.3. Partnership Funds. The funds of the Partnership shall be deposited in such account or accounts as are designated by the General Partner. All withdrawals from or charges against such accounts shall be made by the General Partner or by its officers or agents. Funds of the Partnership may be invested as determined by the General Partner except in connection with acts otherwise prohibited by this Agreement.

6.4. Liabilities of the General Partner and Affiliates. Neither the General Partner, its affiliates, nor their directors, officers, employees, or agents shall be liable to the Partnership, to the Limited Partner, or to any persons who have acquired an interest in the Partnership, whether as a limited partner or otherwise, for errors in judgment or for any acts or omissions taken in good faith.

6.5. Title to Partnership Assets. Title to Partnership assets, whether real, personal, or mixed, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, or one or more nominees, as the General Partner may determine.

SECTION 7

Rights and Obligations of the Limited Partner

7.1. Limitation of Liability. The Limited Partner shall not have any liability under this Agreement except as provided in this Agreement or in the Delaware Act.

7.2. Management of Business. The Limited Partner shall not take part in the operation, management, or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name, or have the power to sign documents for or otherwise bind the Partnership except for those documents described in Section 1.4.

7.3. Return of Capital. The Limited Partner shall not be entitled to the withdrawal or return of its capital contribution except to the extent, if any, of distributions made pursuant to this Agreement or upon termination of the Partnership, and then only to the extent provided for in this Agreement.

SECTION 8

Books, Records, Accounting and Reports

8.1. Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business.

SECTION 9

Tax Matters

9.1. Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns of partnership income, gains, deductions, losses and other items necessary for federal and state income tax purposes and shall furnish to the Partners within ninety (90) days of the close of the taxable year the tax information reasonably required for federal and state income tax reporting purposes.

9.2. Taxation as a Partnership. No election shall be made by the Partnership or any Partner for the Partnership to be excluded from the application of any of the provisions of Subchapter K, Chapter 1 of Subtitle A of the Internal Revenue Code or from any similar provisions of any state tax laws.

SECTION 10

Transfer of Interests

10.1. Transfer.

10.1.1 Definition. The term “transfer”, when used in this Section 10 with respect to an interest in the Partnership (“Partnership Interest”), includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, or any other disposition.

10.1.2 Restriction. No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions of this Section 10. Any transfer or purported transfer of any Partnership Interest not made in accordance with this Section 10 shall be null and void.

10.2. Transfer of Interest of General Partner. The General Partner may not transfer all or any part of its Partnership Interest unless it first obtains unanimous prior written consent of all Partners.

10.3. Transfer of Interest of Limited Partner. The Limited Partner may not transfer all or any part of its Partnership Interest unless it first obtains unanimous prior written consent of the General Partner.

SECTION 11

Admission of Substituted Partners

11.1. Admission of Successor Limited Partner. The successor or successors of part or all of the Partnership Interest of the Limited Partner shall be admitted to the Partnership as a limited partner upon furnishing to the General Partner (a) acceptance in form satisfactory to the General Partner of all the terms and conditions of this Agreement and (b) such other documents or instruments as the General Partner may require in order to effect their admission as limited partners.

11.2. Amendment of Agreement and of Certificate of Limited Partnership. For the admission to the Partnership of any successor Partner, the General Partner shall take all steps necessary and appropriate to amend as soon as practical this Agreement and, if required by law, the Certificate of Limited Partnership. The General Partner may for this purpose exercise the power of attorney granted pursuant to Section 1.4.

SECTION 12

Dissolution and Liquidation

12.1. Dissolution. The Partnership shall not be dissolved by the admission of additional or substituted Partners in accordance with the terms of this Agreement. The Partnership shall dissolve, and its affairs shall be wound up, upon an election to dissolve the Partnership given to the General Partner by the consent of all Partners.

SECTION 13

Amendment of Partnership Agreement

13.1. Amendments to be Adopted Solely by General Partner. The General Partner (pursuant to its power of attorney in Section 1.4 from the other Partners), without the consent of the Limited Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file, and record documents, whenever documents may be required in connection therewith, solely to reflect:

(a) a change in the name of the Partnership or the location of the principal place of business of the Partnership

(b) a change that the General Partner in its sole discretion has determined to be reasonable and necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which any limited partner has limited liability under the laws of any state or that is necessary or advisable, in the opinion of the General Partner, to ensure that the Partnership will not be treated as an association taxable as a corporation for federal income tax purposes; or

(c) a change that (i) in the good faith discretion of the General Partner does not adversely affect the other Partners in any material respect or (ii) is necessary or desirable to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute.

SECTION 14

General Provisions

14.1. Addresses and Notices. The address of each Partner for all purposes shall be the address set forth on the signature page of this Agreement or such other address of which each other Partner has received written notice. All notices, requires, consents, and other communications required or permitted under this Agreement shall be in writing (including facsimile and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt required. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date telecommunicated if by telegraph, (c) on the date of transmission with confirmed answer back if by facsimile, and (d) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

14.2. Captions. All Section captions of this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Sections” are to Sections of this Agreement.

14.3. Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa.

14.4. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Partners and their heirs, executors, administrators, successors, legal representatives, and permitted assigns.

14.5. Integration. This Agreement constitutes the entire Agreement among the Partners pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

14.6. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

14.7. Waiver. No failure by any Partner to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement, or condition.

14.8. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one Agreement binding on all Partners, notwithstanding that all Partners are not signatories to the original or the same counterpart. Each Partner shall become bound by this Agreement immediately upon affixing his or its signature hereto independently of the signature of any other Partner.

14.9. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

14.10. Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected.

14.11. Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing Partner shall be entitled to recover reasonable attorney fees, court costs, and all expenses, even if not taxable as court costs (including, without limitation, all such fees, costs, and expenses incident to appeals) incurred in that action or proceeding in addition to any other relief to which such Partner or Partners may be entitled.

[Signature page follows]

IN WITNESS WHEREOF, the Partners have executed this Agreement as of the date first written above.

General Partner:			Limited Partner:

ServiceMaster Aviation Management Corporation, a Delaware corporation			ServiceMaster Management Services Limited Partnership, a Delaware limited partnership

By:	/s/ Eugene D. Malloy	By:	ServiceMaster Management Services, Inc., a
	Eugene D. Malloy		Delaware corporation and its general partner
President

		By:	/s/ Andres D. Bratzel
Andres D. Bratzel
Vice President and Legal Counsel

ADDRESSES:

ServiceMaster Aviation Management Corporation

One ServiceMaster Way

Downers Grove, IL 60515

ServiceMaster Management Services Limited Partnership

One ServiceMaster Way

Downers Grove, IL 60515

a Delaware corporation

Amendment No. 1

to

Agreement of Limited Partnership

of ARAMARK Aviation` Services Limited Partnership

dated March 10, 1994

THIS AMENDMENT is made as of May 10, 2002 by and among ARAMARK SM Aviation Services Limited Partnership, a Delaware limited partnership (the “LP”), ARAMARK Aviation Management Corporation, a Delaware corporation (“ARAMARK Aviation”), ARAMARK SMMS LLC, a Delaware limited liability company (“SMMS”) and ARAMARK Services, Inc., a Delaware corporation (“Services”)

Recitals

A. The current partners of the LP are as follows:

Company	State of Organization	Partner Type.
ARAMARK Aviation Management Corporation	Delaware	General Partner — 1%
ARAMARK SMMS LLC	Delaware	Limited Partner — 99%

B. Pursuant to that certain Agreement of Limited Partnership of ARAMARK Aviation Services Limited Partnership dated March 10, 1994 (“LP Agreement”):

(i) ARAMARK Aviation desires to assign a 1% general partner interest in the LP to SMMS.

(ii) ARAMARK SMMS desires to assign a 99% limited partner interest in the LP to Services.

C. As a result of the transaction contemplated by this Amendment, the partners of the LP will be as follows:

Company	State of Organization	Partner Type.
ARAMARK SMMS LLC	Delaware	General Partner — 1%
ARAMARK Services, Inc.	Delaware	Limited Partner — 99%

Provisions

NOW THEREFORE, in consideration of the commitments contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

A. Assignment of Limited Partnership Interest:

(i) ARAMARK Aviation assigns a 1% general partnership interest in the LP to SMMS.

(ii) SMMS assigns a 99% limited partnership interest in the LP to Services.

B. Partners after Assignment. As a result of the transactions contemplated by this Amendment, SMMS is a 1% general partner of the LP and Services is a 99% limited partner of the LP.

C. No Other Changes. The parties make no changes to the LP Agreement other than the changes described in this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first mentioned above.

ARAMARK Aviation Services Limited Partnership

By:	ARAMARK Aviation Management Corporation, General Partner

ARAMARK Services, Inc.

ARAMARK SMMS LLC.

ARAMARK Aviation Management Corporation

By:	/s/ Barbara A. Austell
Barbara A. Austell
Treasurer

Assignment of Partnership Interest No. 1B

THIS ASSIGNMENT INSTRUMENT is made as of May10 , 2002 by ARAMARK SMMS LLC, a Delaware company (“SMMS”), in favor of ARAMARK Services, Inc., Delaware corporation (“Services”).

Recitals

A. SMMS owns a ninety-nine percent (99%) limited partner interest (“LP Interest”) in ARAMARK Aviation Services Limited Partnership, a Delaware limited partnership (the “LP”).

B. SMMS considers it in the best interest of the LP to assign and transfer its LP Membership Interest in the LP to Services.

Assignment

SMMS assigns and transfers its LP Interest to Services effective on the date set forth above. SMMS represents and warrants to Services that SMMS will take any further action as may be necessary or desirable to perfect and complete the assignment and transfer contemplated by this Assignment Instrument.

IN WITNESS WHEREOF, SMMS has executed this Assignment Instrument as of the date set forth above.

ARAMARK SMMS LLC

By:	/s/ Barbara A. Austell
Barbara A. Austell
Treasurer

Attest:

/s/ William G. Kiesling
William G. Kiesling
Assistant Secretary

Assignment of Partnership Interest No. IA

THIS ASSIGNMENT INSTRUMENT is made as of May 10, 2002 by ARAMARK Aviation Management Corporation, a Delaware corporation (“ARAMARK Aviation”), in favor of ARAMARK SMMS LLC, a Delaware corporation (“SMMS”).

Recitals

A. ARAMARK Aviation owns a one percent (1%) general partner interest (“GP Interest”) in ARAMARK Aviation Services Limited Partnership, a Delaware limited partnership (the “LP”).

B. ARAMARK Aviation considers it in the best interest of the LP to assign and transfer its GP Membership Interest in the LP to SMMS.

Assignment

ARAMARK Aviation assigns and transfers its GP Interest to SMMS effective on the date set forth above. ARAMARK Aviation represents and warrants to SMMS that ARAMARK Aviation will take any further action as may be necessary or desirable to perfect and complete the assignment and transfer contemplated by this Assignment Instrument.

IN WITNESS WHEREOF, ARAMARK Aviation has executed this Assignment Instrument as of the date set forth above.

ARAMARK Aviation Management Corporation

By:	/s/ Barbara A. Austell
Barbara A. Austell
Treasurer

Attest:

/s/ William G. Kiesling
William G. Kiesling
Assistant Secretary